UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

AUGUST 17, 2007
Date of Report (date of Earliest Event Reported)

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-30212	13-3422912
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of principal executive offices and zip code)

(011) 852-2390-8600
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01.     Entry into a Material Definitive Agreement

On February 2006, Guangdong Huaguang Digimedia Culture Development Co., Ltd. (“HuaGuang”), a subsidiary of China Digital Media Corporation (the “Company”), entered into two joint venture agreements with the provincial television station, Guizhou Television Station. Pursuant to the joint venture contracts, Guishi Digimedia, a 51% subsidiary of HuaGuang, served as the exclusive advertising agent to manage the television commercials. Guishi Huaguang, a 49% owned interest of HuaGuang, was responsible for sourcing and production content. On August 17, 2007, HuaGuang entered into an agreement to sell its shares in Guishi Digimedia (51%) and Guishi Huaguang (49%) to Guizhou Tianma Advertising Co., Ltd. for a total consideration of approximately US$ 445,000, payable in three installments: (i) 40% of the purchase price is payable within seven business days of execution of the agreement, (ii) 30% of the purchase price is payable within five business days of the completion of the equity transfer, and (iii) 30% of the purchase price is payable by November 30, 2007. If the equity transfer is not completed for reasons not attributable to either party, either party may terminate the agreement and the transaction will be reversed in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: August 23, 2007	By: /s/ Daniel Ng
Daniel Ng, Chief Executive Officer